Exhibit 99.1

November 22, 2023

Reporters May Contact:

Kelly Polonus, Great Southern Bank, 417-895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Expresses Sympathy on Passing of

Board Member Larry D. Frazier

SPRINGFIELD, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today announced with great sadness that Larry D. Frazier, a valued member of the Board of Directors, passed away on November 21, 2023.

“We are deeply saddened by Larry’s passing,” said Great Southern Chairman of the Board William V. Turner. “Great Southern benefited from Larry’s knowledge, insight and trusted guidance for more than 40 years. We are forever grateful for his dedicated service. He was a great friend and confidante, enriching the lives of those who knew him. What Larry treasured most was his wonderful family and we extend our heartfelt sympathies to them.”

Frazier was elected a director of Great Southern Financial Corporation in 1976. In 1992, he was appointed a director of Great Southern Bank and Great Southern Bancorp, Inc. During his tenure on the Board, Frazier also served as a member of the Compensation and Corporate Governance and Nominating Committees and past chairman and member of the Audit Committee.

Frazier retired from White River Valley Electric Cooperative in Branson, Missouri, where he served as chief executive officer from 1975 to 1999. He also served as president of Rural Missouri Cable T.V., Inc. from 1979 to 2000.

With total assets of $5.7 billion, Great Southern offers a broad range of banking services to commercial and consumer customers. Headquartered in Springfield, Missouri, the Company operates 90 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska, and commercial loan production offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select Market.

www.GreatSouthernBank.com